Exhibit 99.1

ATLAS AMERICA, INC.

REPORTS RECORD FINANCIAL RESULTS FOR

THE SECOND QUARTER 2008

Philadelphia, PA – August 7, 2008, Atlas America Inc. (NASDAQ: ATLS) (“Atlas America” or “the Company”) today reported record financial results for the second quarter 2008.

The results of the second quarter 2008 include:

•

Adjusted net income of $14.8 million for the second quarter 2008 compared with $11.3 million for the prior year second quarter, an increase of $3.5 million, or 31%. Adjusted diluted net income per share was $0.35 for the second quarter 2008 compared with $0.27 per share for the second quarter 2007, an increase of $0.08 per share, or 30%. The quarter-over-quarter increase was principally attributable to contributions from the Chaney Dell and Midkiff/Benedum systems acquired by Atlas Pipeline Partners, L.P. (NYSE: APL – “Atlas Pipeline”) in July 2007, contributions from the Michigan assets acquired by Atlas Energy Resources, LLC (NYSE: ATN – “Atlas Energy”) in June 2007, significant growth in Atlas Energy’s drilling partnership management business, and an increase in production from Atlas Pipeline’s legacy assets. On a GAAP basis, the Company recognized a net loss of $7.8 million for the second quarter 2008 compared with net income of $19.9 million for the prior year second quarter;

•

Record pretax cash flow of $0.70 per basic common share for the second quarter 2008, an increase of $0.34 per common share, or 94%, from the prior year second quarter. The second quarter 2008 pretax cash flow per share also represents an increase of $0.14 per common share, or 25%, from the first quarter 2008. In addition, the Company anticipates it will not likely be a tax payer on a cash basis in 2008 and anticipates it will have a reduced 2009 cash tax liability, or possibly no cash tax liability, because of events associated with equity offerings at Atlas Energy and Atlas Pipeline Holdings, L.P. (NYSE: AHD – “Atlas Pipeline Holdings”) in 2007, as well as the termination of certain hydrocarbon hedges by Atlas Pipeline in June 2008; and

•

Excluding the effect of non-cash hydrocarbon hedge expense and other non-recurring charges, total revenues were $660.9 million, an increase of $443.8 million compared to the second quarter 2007. Loss on mark-to-market hydrocarbon hedges, which was $316.1 million for the second quarter 2008 compared with $2.3 million for the prior year second quarter, increased principally due to higher commodity prices and their impact on Atlas Pipeline hydrocarbon hedge contracts for production volumes in future periods.

On July 22, 2008, the Company announced that its Board of Directors had declared a cash dividend of $0.05 per common share, payable on August 19, 2008, to holders of record on August 6, 2008. The $2.0 million aggregate dividend represents a 50% increase from the prior year second quarter aggregate dividend.

In June 2008, the Company purchased 1,112,000 Atlas Pipeline common limited partner units and 308,109 common limited partner units of Atlas Pipeline Holdings, a publicly-traded partnership and general partner of Atlas Pipeline, in private placement transactions at per unit amounts of $36.02 and $32.50, respectively. Atlas Pipeline used its proceeds of $40.1 million to fund the early termination of certain crude oil hedge agreements. Atlas Pipeline Holdings used its proceeds of $10.0 million to fund the purchase of an additional 278,000 Atlas Pipeline common units.

In May 2008, the Company purchased 600,000 of Atlas Energy’s Class B common units in a private placement transaction at a price of $42.00 per common unit, increasing the Company’s ownership to 29,952,996. Atlas Energy’s proceeds of $25.2 million were used to repay a portion of its outstanding balance under its revolving credit facility.

The Company owns an approximate 48% common unit interest and all of the Class A and management incentive interests in Atlas Energy, a publicly-traded partnership, an approximate 2% direct ownership interest in Atlas Pipeline, a publicly-traded partnership, and an approximate 64% limited partner interest and 100% of the general partner interest in Atlas Pipeline Holdings. The Company’s financial results are presented on a consolidated basis with those of Atlas Energy, Atlas Pipeline Holdings, and Atlas Pipeline. Non-controlling minority interests in Atlas Energy, Atlas Pipeline Holdings, and Atlas Pipeline are reflected as income (expense) in our consolidated statements of operations and as a liability on our consolidated balance sheet.

Please see the respective earnings releases for Atlas Energy, Atlas Holdings and Atlas Pipeline for more information with regard to their second quarter 2008 financial results.

Cash Distributions from Affiliates

•

Atlas Energy declared a record quarterly cash distribution of $0.61 per common unit for the second quarter 2008 with a distribution coverage ratio of approximately 1.3x. This distribution represents a $0.18 per unit increase, or 42%, from the second quarter 2007’s quarterly distribution, and a $0.02 increase, or 3%, from the first quarter 2008’s quarterly distribution. This quarter’s distribution will be paid on August 14, 2008 to unitholders of record on August 6, 2008. The Company will receive approximately $19.1 million in cash distributions from its ownership interest in Atlas Energy for the second quarter 2008.

•

Atlas Pipeline Holdings declared a record quarterly cash distribution for the second quarter 2008 of $0.51 per common limited partner unit, which will be paid on August 19, 2008 to common unitholders of record as of August 6, 2008. This distribution represents a $0.25 per unit increase, or 96%, from the second quarter 2007’s quarterly distribution, and an $0.08 increase, or 19%, from the first quarter 2008’s quarterly distribution. The Company will receive approximately $9.1 million in cash distributions from its ownership interest in Atlas Pipeline Holdings for the second quarter 2008.

•

Atlas Pipeline declared a record quarterly cash distribution for the second quarter 2008 of $0.96 per common limited partner unit, which will be paid on August 14, 2008 to common unitholders of record as of August 6, 2008. This distribution represents a $0.09 per unit increase, or 10%, from the second quarter 2007’s quarterly distribution, and a $0.02 increase, or 2%, from the first quarter 2008’s quarterly distribution. The Company will receive approximately $1.1 million in cash distributions from its ownership interest in Atlas Pipeline for the second quarter 2008.

Atlas Energy Recent Events

•	Atlas Energy continued to expand its acreage position and development activities in the Marcellus Shale:

•	To date, Atlas Energy has drilled 78 vertical wells and one horizontal Marcellus Shale well and is currently producing 69 Marcellus wells into a pipeline (nine wells are waiting on completion);

•

As of June 30, 2008, Atlas Energy controlled approximately 552,000 Marcellus acres in Pennsylvania, New York and West Virginia, of which approximately 269,000 of these acres are located in Atlas Energy’s current focus area of southwestern Pennsylvania;

•

Atlas Energy continues to realize average peak production rates (24 hours into a pipeline) of approximately one million cubic feet (“Mmcf”) per day, with its best wells having initial peak rates of approximately 3 Mmcf per day. At the end of the quarter, Atlas Energy’s gross operated Marcellus production was near 20 Mmcf per day.

•

Atlas Energy drilled or participated in four successful horizontal wells in the Chattanooga Shale of Eastern Tennessee. Initial results indicate that horizontal Chattanooga Shale wells can be drilled and completed for approximately $1.1 million, and are capable of stabilized production into a pipeline of between 300 and 500 Mcfe per day. Atlas Energy has accumulated 117,000 net acres located in Eastern Tennessee. Atlas Energy believes that its acreage contains up to 500 potential horizontal drilling locations in the Chattanooga Shale. Furthermore, most of this acreage is prospective from conventional reservoirs, such as the Monteagle (Big Lime), the Fort Payne Limestone, the Stones River and the Knox Group, for which Atlas Energy believes it has up to 750 locations.

•

Atlas Energy recently completed fundraising for the Public #17-2007 (B) drilling program, which raised approximately $236.0 million in investor funds, representing the Company’s largest individual fundraising to date. Atlas Energy also filed Amendment No. 1 for the Atlas Resources Public #18-2008 Drilling Program Registration Statement with the Securities and Exchange Commission to offer and sell up to $600 million in investor funds(1). The Company plans to raise at least $500.0 million in total investor funds for the fiscal year 2008;

•

In May 2008, the Company purchased 600,000 Atlas Energy common units in a private placement transaction for $25.5 million. In addition, Atlas Energy sold 2,070,000 of its Class B common units in a public offering yielding net proceeds of approximately $82.5 million. The net proceeds were used to repay a portion of its outstanding balance under its revolving credit facility;

•

In addition to the equity offerings in May 2008, Atlas Energy issued an additional $150.0 million of 10.75% senior unsecured notes due in 2018 as an add-on offering to its $250 million senior note offering in January 2008. The Company used the net proceeds from the note offering to reduce the balance outstanding on its revolving credit facility.

(1)

Atlas Energy’s subsidiary serves as managing general partner of the partnership. A registration statement related to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. A written prospectus meeting the requirements of Section 10 of the Securities Act may be obtained when available from Anthem Securities, Inc. (a subsidiary of Atlas Energy), 1550 Coraopolis Heights Rd. – 2nd Floor, Moon Township, PA 15108

Atlas Pipeline and Atlas Pipeline Holdings Recent Events

•

In June 2008, Atlas Pipeline sold 5,750,000 common limited partner units in a public offering at a price of $37.52 per unit, yielding net proceeds of approximately $206.6 million. Concurrently, Atlas Pipeline sold 278,000 common limited partner units to Atlas Pipeline Holdings in a private placement at a price of $36.02 per unit, resulting in net proceeds of approximately $50.1 million. Atlas Pipeline also received a capital contribution from Atlas Pipeline Holdings of $5.4 million for it to maintain its 2.0% general partner interest in Atlas Pipeline. Atlas Pipeline utilized the net proceeds from the sale and the capital contribution to fund the early termination of certain crude oil hedge agreements. In order to fund its purchase of Atlas Pipeline’s common limited partner units, Atlas Pipeline Holdings sold 308,109 of its common limited partner units to the Company in a private placement transaction at a price of $32.50 per unit for net proceeds of $10.0 million.

•

The net proceeds from the public and private placement offerings of Atlas Pipeline’s common units were utilized to fund the early termination of a majority of its crude oil hedge contracts that it entered into as proxy hedges for the prices it receives for the ethane and propane portion of its NGL equity volumes. These hedges, which related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009, were put in place simultaneously with Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and had become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. Atlas Pipeline estimates that it incurred a charge during the second quarter 2008 of approximately $10.6 million due to the decline in the price correlation of crude oil and ethane and propane. Atlas Pipeline terminated these crude oil hedge contracts during June and July 2008 at an aggregate net cost of approximately $264.0 million. The Company’s net income for the second quarter 2008 includes a $116.1 million cash hydrocarbon hedge expense resulting from Atlas Pipeline’s June 2008 net payments of $170.4 million to unwind a portion of these crude oil hedge contracts. Atlas Pipeline also made payments of $93.6 million during July 2008 to unwind the remaining portion of these crude oil hedge contracts and will reflect a charge against the Company’s net income for a portion of this amount during the third quarter of 2008.

•

In June 2008, Atlas Pipeline issued $250.0 million of 10-year, 8.75% senior unsecured notes in a private placement transaction. The net proceeds from the issuance of the senior notes were utilized to repay indebtedness under Atlas Pipeline’s senior secured term loan and revolving credit facility.

•	In June 2008, Atlas Pipeline obtained $80.0 million of increased commitments to its senior secured revolving credit facility, increasing its aggregate lender commitments to $380.0 million.

Atlas Energy Results

•

Atlas Energy drilled 241 gross wells in Appalachia in the second quarter 2008, including 23 wells drilled into the Marcellus Shale. Atlas Energy also drilled 40 gross wells during the second quarter 2008 in Michigan.

•

At June 30, 2008, Atlas Energy held approximately 840,700 net acres in the Appalachian Basin, of which 578,700 were undeveloped, an increase of 28% from the net acreage position at June 30, 2007. Also, Atlas Energy had approximately 273,900 net acres in the Antrim Shale in Michigan at June 30, 2008, of which approximately 39,300 were undeveloped.

•

Atlas Energy has identified approximately 3,914 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale. In addition, Atlas Energy has identified approximately 749 drilling locations in Michigan.

•	Atlas Energy had interests in approximately 11,250 gross wells at June 30, 2008, of which Atlas Energy operates approximately 80%.

•

Natural gas and oil production was 94.6 million cubic feet equivalents (“Mmcfe”) per day for second quarter 2008, compared to 88.7 Mmcfe per day from the second quarter 2007. The increase is due primarily to Atlas Energy’s expanding drilling programs and increased production from the Marcellus Shale.

•

Partnership management fee margin was $23.2 million in the second quarter 2008, an increase of approximately 67% compared to the prior year second quarter and approximately 13% higher than the first quarter 2008.

Atlas Pipeline Results

•

Average natural gas gathered volume for the second quarter 2008 was 1,278.8 million cubic feet per day (“MMcfd”) for Atlas Pipeline, an increase of 68% from natural gas gathered volume for the prior year comparable quarter. The increase was principally due to Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum gathering systems during July 2007 as well as higher throughput from its other systems.

•

Atlas Pipeline connected 379 new wells to its natural gas gathering systems during the second quarter 2008, an increase of 66% from 229 new well connections for the prior year comparable period. For the twelve month period ending June 30, 2008, Atlas Pipeline connected 1,781 wells to its gathering systems.

•

Atlas Pipeline’s processed natural gas volume for the second quarter 2008 was 689.9 MMcfd, an increase of 133% from processed natural gas volume for the prior year comparable quarter. Also, Atlas Pipeline’s gross natural gas liquids (“NGLs”) volume for the second quarter 2008 was 51,633 barrels per day (“bpd”), an increase of 214% from gross NGL volume for the prior year comparable quarter. These increases were principally due to Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum processing plants in July 2007, an increase in the utilization of the Sweetwater processing plant, and higher production volumes at Atlas Pipeline’s Velma processing plant.

•	Atlas Pipeline’s gross condensate volume for the second quarter 2008 was 3,002 bpd, an increase of almost 600% from condensate volume for the prior year comparable quarter.

Corporate and Other

•

General and administrative expense was $25.5 million for the second quarter 2008, an increase of $4.0 million from the prior year comparable period, primarily due to higher costs in managing our operations, including expenses related to the newly acquired assets by Atlas Energy and Atlas Pipeline during June and July 2007, respectively.

•

Interest expense was $34.3 million for the second quarter 2008, an increase of $25.4 million from the prior year comparable period, primarily due to the financing of the assets acquired by Atlas Energy and Atlas Pipeline in 2007, partially offset by lower interest rates. At June 30, 2008, the Company had $2.1 billion of total consolidated debt, all of which is held at its operating subsidiaries, including $1.3 billion at Atlas Pipeline and $0.8 billion at Atlas Energy.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas America’s second quarter 2008 results on Friday morning, August 8, 2008 at 9:00 am ET by going to the Investor Relations section of Atlas America’s website at www.atlasamerica.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Friday, August 8, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 61200799.

Atlas America, Inc. owns an approximate 48% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN), a 2% direct ownership interest in Atlas Pipeline Partners, L.P. (NYSE: APL), and a 64% limited partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and approximately 5.8 million limited partner units of Atlas Pipeline Partners, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, southern Kansas and northern and western Texas and the Texas panhandle, the Partnership owns and operates eight active gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas America’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.

Financial Summary

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES
Well construction and completion	$122,341	$65,139	$226,479	$137,517
Gas and oil production	78,956	25,315	155,182	46,575
Transmission, gathering and processing	454,451	119,109	839,777	234,399
Administration and oversight	5,137	3,439	10,154	7,983
Well services	5,266	4,155	10,064	7,876
Loss on mark-to-market hydrocarbon hedges(1)	(316,068)	(2,291)	(404,849)	(4,569)

Total revenues	350,083	214,866	836,807	429,781

COSTS AND EXPENSES
Well construction and completion	106,384	56,648	196,939	119,580
Gas and oil production	12,379	2,491	23,047	4,525
Transmission, gathering and processing	369,245	94,849	664,777	190,324
Well services	2,650	2,147	5,062	4,190
General and administrative	25,531	21,541	46,789	36,306
Depreciation, depletion and amortization	49,143	13,476	96,776	25,877

Total costs and expenses	565,332	191,152	1,033,390	380,802

OPERATING INCOME (LOSS)	(215,249)	23,714	(196,583)	48,979

OTHER INCOME (EXPENSE)
Interest expense	(34,310)	(8,945)	(68,408)	(16,201)
Minority interests	231,166	11,776	254,831	8,590
Other, net	5,993	1,455	8,023	2,899

Total other income (expense)	202,849	4,286	194,446	(4,712)

Income (loss) before income taxes	(12,400)	28,000	(2,137)	44,267
Benefit (provision) for income taxes	4,629	(8,134)	788	(14,153)

Net income (loss)	$(7,771)	$19,866	$(1,349)	$30,114

Net income (loss) per common share – basic	$(0.19)	$0.49	$(0.03)	$0.73

Weighted average common shares outstanding – basic	40,335	40,220	40,330	41,393

Net income (loss) per common share – diluted	$(0.19)	$0.48	$(0.03)	$0.70

Weighted average common shares outstanding – diluted	40,335	41,796	40,330	42,804

	June 30, 2008	December 31, 2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$241,549	$145,535
Property and equipment, net	3,665,265	3,442,036
Total assets	5,357,106	4,904,367
Total debt	2,069,567	1,994,456
Total stockholders’ equity	333,127	413,163

(1)	Consists of hydrocarbon hedging gains / (losses) that relate to the operating activities of the Company’s consolidated subsidiaries, Atlas Energy and Atlas Pipeline, and the underlying hydrocarbon hedges do not represent present or potential future obligations of the Company.

ATLAS AMERICA, INC.

Financial Information

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Reconciliation of total revenue to adjusted total revenue (1):
Total revenue	$350,083	$214,866	$836,807	$429,781
Adjustments to reflect non-cash hydrocarbon hedge charge	184,067	2,292	265,951	4,569
Non-recurring cash impact of early termination of Atlas Pipeline hydrocarbon hedge instruments(2)	116,125	—	116,125	—
Non-recurring Atlas Pipeline crude oil to natural gas liquids price correlation impact(3)	10,653	—	10,653	—

Adjusted total revenue	$660,928	$217,158	$1,229,536	$434,350

Reconciliation of net income (loss) to non-GAAP measure(1):
Net income (loss)	$(7,771)	$19,866	$(1,349)	$30,114
Adjustments to reflect non-cash hydrocarbon hedge charge	184,067	2,292	265,951	4,569
Non-recurring cash impact of early termination of Atlas Pipeline hydrocarbon hedge instruments(2)	116,125	—	116,125	—
Non-recurring hydrocarbon hedge fees(4)	—	3,873	—	3,873
Non-recurring Atlas Pipeline crude oil to natural gas liquids price correlation impact(3)	10,653	—	10,653	—
Non-cash compensation expense	4,979	4,888	5,171	8,924
Adjustment to minority interests for the above items	(279,827)	(23,076)	(351,726)	(26,967)
Tax effect of the above items	(13,445)	3,493	(17,254)	2,597

Adjusted net income	14,781	11,336	27,571	23,110

Adjusted net income per common share:
Basic	$0.37	$0.28	$0.68	$0.56
Diluted	$0.35	$0.27	$0.65	$0.54
Weighted average common shares outstanding:
Basic	40,335	40,220	40,330	41,393
Diluted	42,348	41,796	42,208	42,804
Pretax cash flow:
Pretax cash flow per common share – basic(5)	$0.70	$0.36	$1.25	$0.73
Dividends declared per share(6)	$0.05	$0.02	$0.08	$0.06
Dividend payout ratio	7.1%	6.2%	6.6%	7.6%

	Three Months Ended
	June 30, 2008	March 31, 2008
Pretax cash flow:
Pretax cash flow per common share – basic(5)	$0.70	$0.56
Dividends declared per share(6)	$0.05	$0.03
Dividends payout ratio	7.1%	5.9%

(1)

Adjusted total revenue and adjusted net income are non-GAAP financial measures under the rules of the Securities and Exchange Commission. Management of the Company believes that the above financial measures provide additional information with respect to the Company’s ability to meet its capital expense and working capital requirements. Adjusted total revenue and adjusted net income are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for revenues, net income or cash flows from operating activities prepared in accordance with GAAP.

(2)

In June and July 2008, Atlas Pipeline closed crude oil costless collar hedge positions it had on approximately 85% of the ethane and propane portion of its NGL production volume for the periods from principally the 2nd quarter 2008 through the 4th quarter of 2009. In completing this transaction, Atlas Pipeline made net payments to the counterparties of these crude oil hedge positions, approximately $264.0 million, to settle the outstanding positions at their current fair market value, with $170.4 million of net payments made during June 2008 and $93.6 million paid during July 2008. The settlement of these crude oil hedge positions will result in Atlas Pipeline recognizing higher adjusted revenue, EBITDA and distributable cash flow during these future periods. These settlements were funded through Atlas Pipeline’s June 2008 issuance of 5,750,000 common limited partner units in a public offering and issuance of 1,390,000 common limited partner units to Atlas Pipeline Holdings, L.P., the owner of Atlas Pipeline’s general partner, and the Company in private placements.

(3)

Represents the non-recurring impact generated from the decline in the price correlation of crude oil and natural gas liquids during the second quarter 2008 and the resulting impact it had on certain crude oil hedge instruments (“proxy hedges”). These crude oil hedge instruments were put in place simultaneously with Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and have become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. During June and July 2008, Atlas Pipeline closed the crude oil hedge positions it had on approximately 85% of the ethane and propane portion of its NGL production volume for the periods from principally the 2nd quarter 2008 through the 4th quarter of 2009 for an aggregate net cost of $264.0 million (see Note 2). As such, Atlas Pipeline’s future cash flow should more accurately reflect the revenues generated from its ethane and propane volumes produced in its natural gas processing operations.

(4)	Represents non-recurring fees paid by Atlas Energy to enter into natural gas hydrocarbon hedges associated with the acquisition of its Michigan assets in June 2007.

(5)

Consists of the following items received or incurred during the respective period and calculated on a basic weighted average per share basis: (i) distributions received by the Company from its ownership interests in Atlas Energy, Atlas Pipeline, and Atlas Pipeline Holdings, (ii) interest income, and (iii) general and administrative expenses and other costs incurred.

(6)

These amounts have been adjusted to reflect the April 2007 and April 2008 3-for-2 stock splits. Actual dividend payments were $0.05 per common share for the three months ended June 30, 2008 and 2007, and $0.10 per common share for the six months ended June 30, 2008 and 2007.

ATLAS AMERICA, INC.

Operating Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
ATLAS ENERGY:
Production revenues (in thousands):
Gas(1)	$74,217	$22,709	$147,091	$42,137
Oil	4,706	2,592	8,058	4,419
Production volume (1)(2)(3)(4):
Gas (mcfd)	92,026	85,901	90,683	84,951
Oil (bpd)	434	462	420	411

Total (mcfed)	94,630	88,673	93,203	87,417

Average sales prices (3):
Gas (per mcf)(5)(6)	$9.21	$9.27	$9.39	$9.20
Oil (per bbl) (9)	$119.16	$61.62	$105.58	$59.40
Production costs (3) (7):
Lease operating expenses as a percent of production revenues	9%	9%	9%	9%
Lease operating expenses per Mcfe	$0.83	$0.88	$0.81	$0.85
Production taxes per Mcfe	$0.43	$0.03	$0.38	$0.04

Total production costs per Mcfe	$1.26	$0.91	$1.19	$0.89

Depletion per Mcfe (3)	$2.56	$2.32	$2.54	$2.31

ATLAS PIPELINE:
Appalachia system throughput volume (mcfd)(3)	84,475	66,152	80,054	64,352
Velma system gathered gas volume (mcfd)(3)	65,519	62,788	63,960	61,907
Elk City/Sweetwater system gathered gas volume(mcfd)(3)	292,544	308,703	298,961	298,355
Chaney Dell system gathered gas volume (mcfd)(3)(8)	284,528	—	268,008	—
Midkiff/Benedum system gathered gas volume (mcfd)(3)(8)	150,157	—	146,350	—
NOARK Ozark Gas Transmission throughput volume (mcfd)(3)	401,539	321,717	395,916	304,400

Combined throughput volume (mcfd)(3)	1,278,762	759,360	1,253,249	729,014

(1)	Excludes sales of residual gas and sales to landowners.
(2)

Production quantities consist of the sum of (i) Atlas Energy’s proportionate share of production from wells in which it has a direct interest, based on its proportionate net revenue interest in such wells, and (ii) Atlas Energy’s proportionate share of production from wells owned by the investment partnerships in which Atlas Energy has an interest, based on Atlas Energy’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)

“Mcf” and “mcfd” represent thousand cubic feet and thousand cubic feet per day; “mcfe” and “mcfed” represent thousand cubic feet equivalent and thousand cubic feet equivalent per day, and “bbl” and “bpd” represent barrels and barrels per day. Barrels are converted to mcfe using the ratio of six mcf’s to one barrel.

(4)	Atlas Energy acquired its Michigan assets on June 29, 2007, and production volume from these assets has only been included from that date.
(5)

Atlas Energy’s average sales price for gas before the effects of financial hedging was $11.21 and $8.36 for the three months ended June 30, 2008 and 2007, respectively, and $9.79 and $8.12 per Mcf for the six months ended June 30, 2008 and 2007, respectively.

(6)

Includes $2.9 million and $7.9 million of hydrocarbon hedge proceeds which were not included as revenue in the three and six months ended June 30, 2008, respectively. No such hydrocarbon hedge proceeds were received through the three and six months ended June 30, 2007.

(7)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.
(8)	Atlas Pipeline acquired the Chaney Dell and Midkiff/Benedum systems on July 27, 2007, and production volume from these systems has only been included from that date.
(9)

Atlas Energy’s average sales price for oil before the effects of financial hedging were $125.15 and $108.68 for the three months and six months ended June 30, 2008. There were no oil financial hedges for the three months and six months ended June 30, 2007.

ATLAS AMERICA, INC.

Ownership Interests Summary

Atlas America Ownership Interests as of June 30, 2008:	Amount	Overall Ownership Interest Percentage

ATLAS ENERGY:
Class A units	1,293,486	2.0%
Class B common units	29,952,996	46.3%
Management incentive interests	100%	N/A

Total		48.3%

ATLAS PIPELINE HOLDINGS(1):
General partner interest	100%	N/A
Common units	17,808,109	64.4%

Total		64.4%

ATLAS PIPELINE:
Atlas America directly-owned common units	1,112,000	2.3%

LIGHTFOOT CAPITAL PARTNERS, GP LLC:
Approximate ownership interest		18.0%

(1)	Atlas Pipeline Holdings directly owns the following ownership interests in Atlas Pipeline Partners:

General partner interest	100%	2.0%
Common units	5,754,253	12.0%
Incentive distribution rights	100%	N/A

Total Atlas Pipeline Holdings direct ownership interests in Atlas Pipeline		14.0%